UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2017

PhotoMedex, Inc.

(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

2300 Computer Drive, Building G, Willow Grove, PA	19090
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   215-619-3600

2300 Computer Drive, Building G, Willow Grove, PA 19090

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 22, 2017, PhotoMedex, Inc. (OTC QB, NASDAQCM and TASE “PHMD”, hereinafter referred to as the “Company”) and its subsidiary FC Global Realty Operating Partnership, LLC, a Delaware limited liability company (the “Acquiror” and, together with the Company, the “Acquiror Parties”), entered into a Second Agreement to Waive Closing Deliverables (the “Second Agreement”) with First Capital Real Estate Operating Partnership, L.P., a Delaware limited partnership (the “Contributor”), and First Capital Real Estate Trust Incorporated, a Maryland corporation (the “Contributor Parent” and, together with Contributor, the “Contributor Parties”), a copy of which is attached to this Current Report as Exhibit 10.1, amending the Interest Contribution Agreement (the “Contribution Agreement”) entered into with the Contributor Parties on March 31, 2017.

Under the Contribution Agreement, in a mandatory closing to take place no later than December 31, 2017, the Contributor Parties were to contribute to the Acquiror their 100% ownership interest in a private hotel that is currently undergoing renovations to convert to a Wyndham Garden Hotel, located in Amarillo, Texas (the “Amarillo Hotel”), which has an appraised value of approximately $16 million and an outstanding loans of approximately $10.6 million. Certain closing conditions were required to be met by the Contributor Parties before contributing the property to the Acquiror, including the resolution of a lawsuit concerning ownership of the property. The Contributor Parties have received an offer to purchase the Amarillo Hotel from a non-related third party.

The Acquiror Parties and the Contributor Parties had entered into an Agreement to Waive Closing Deliverables on July 3, 2017, under which they agreed to waive the requirement for the Contributor Parties to contribute to the Acquiror their 100% ownership interest in the Amarillo Hotel, and to accept in its place a contribution in cash of not less than $5.89 million from the Contributor Parties from the sale proceeds of the Amarillo Hotel, after the satisfaction of the outstanding loan, provided that the sale was completed and closed upon not later than August 31, 2017. In exchange the Contributor Parties would receive shares of stock in the Company, the amount to be calculated as set forth in the that Waiver. If the sale of the Amarillo Hotel was not completed and closed by August 31, 2017, the waiver of the requirement for the contribution of the interest in the Amarillo Hotel would lapse.

Pursuant to the terms of the Second Agreement, the Company and the Acquiror agreed to extend the date for the closing of the sale of the Amarillo Hotel until October 18, 2017, with the contribution of the funds from the sale to be made not later than October 23, 2017. In exchange the Contributor Parties shall receive shares of stock in the Company, such amount to be calculated as set forth in the Contribution Agreement, as amended by the Agreement to Waive Closing Deliverables and the Second Agreement. If the sale of the Amarillo Hotel is not completed and closed by October 18, 2017, the waiver of the requirement for the contribution of the interest in the Amarillo Hotel will lapse.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned that there can be no assurance actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include, but are not limited to, statements with respect to the plans, strategies and objectives of management for future operations; product development, extensions and marketing; and expectations, beliefs or assumptions underlying any of the foregoing. The important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to, changes in consumers’ spending habits and the marketability of certain products.  Please refer to the risks detailed from time to time in the reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, as well as other filings on Form 10-Q and periodic filings on Form 8-K, for additional factors that could cause actual results to differ materially from those stated or implied by such forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10.1	Second Agreement to Waive Closing Deliverables dated September 22, 2017 by and among PhotoMedex, Inc.; FC Global Realty Operating Partnership, LLC; First Capital Real Estate Operating Partnership, L.P.; and First Capital Real Estate Trust Incorporated

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date: September 28, 2017	By:	/s/ Suneet Singal
Suneet Singal
Chief Executive Officer